Exhibit 99.1

GENTEX REPORTS SECOND QUARTER 2025 FINANCIAL RESULTS
    ZEELAND, MI -- (GLOBE NEWSWIRE - July 25, 2025) - Gentex Corporation (NASDAQ: GNTX), a leading supplier of digital vision, connected car, dimmable glass, fire protection technologies, medical devices, and consumer electronics, today reported financial results for the three and six months ended June 30, 2025.
Second Quarter 2025 Highlights
•Gentex completed its acquisition of VOXX International Corporation (“VOXX”)
•Gentex and VOXX Consolidated net sales totaled $657.9 million, a 15% increase compared to the second quarter of 2024, which did not include VOXX
•Core Gentex net sales (excluding VOXX) totaled $579.0 million in the second quarter of 2025, a 1% quarter-over-quarter increase, versus a 2% decline in light vehicle production in the Company’s primary markets
•Consolidated gross margin of 34.2%, an increase of 130 basis points from the second quarter of 2024, which did not include VOXX
•Core Gentex gross margin (excluding VOXX) of 35.3%, an increase of 240 basis points compared to 32.9% in the second quarter of 2024
•Core Gentex gross margin (excluding VOXX) increased 210 basis points sequentially from the first quarter of 2025
•Severance related expenses of $6.2 million for Gentex and an additional $0.6 million for VOXX were incurred during the quarter
•Consolidated income from operations of $118.5 million
•Consolidated net income attributable to Gentex of $96.0 million a 12% increase vs. the second quarter of 2024, which did not include VOXX
•Consolidated earnings per diluted share attributable to Gentex of $0.43, an increase of 16% from the second quarter of 2024, which did not include VOXX
•Consolidated adjusted earnings per diluted share attributable to Gentex of $0.47 after removing expenses related to acquisition costs and severance related charges during the quarter
•5.7 million shares repurchased during the quarter totaling $126.2 million

Financial Summary
For the second quarter of 2025, the Company reported consolidated net sales of Gentex and VOXX of $657.9 million, a 15% increase compared to net sales of $572.9 million in the second quarter of 2024, which did not include VOXX. Gentex completed its acquisition of VOXX on April 1, 2025, which contributed $78.8 million of revenue for the second quarter of 2025. Core Gentex revenue (excluding
VOXX) was $579.0 million in the second quarter of 2025 which was a 1% increase versus the second quarter of 2024 in comparison to light vehicle production in the Company's primary markets that decreased by approximately 2% versus the second quarter of 2024. “Given the overall weak light vehicle production in our primary regions, we are very pleased with our sales levels this quarter," said Gentex President and CEO, Steve Downing. "This is particularly notable given the impact that tariffs and counter-tariffs have had on demand for our products, especially in the China market. Overall sales into China for Gentex during the quarter were approximately $33 million compared to our beginning-of-year forecast of $50 to $60 million for second quarter sales into the domestic China market. Despite revenue headwinds related to tariffs and reduced sales into the China market, the Company more than offset these challenges through strong growth in Full Display Mirror (FDM) and other advanced features, along with incremental revenue from the VOXX acquisition."
For the second quarter of 2025, the Company's consolidated gross margin was 34.2%, compared to a gross margin of 32.9% for the second quarter of 2024, which did not include VOXX. The core Gentex gross margin (excluding VOXX) was 35.3%, representing a 240 basis-point increase compared to the second quarter of 2024. The quarter-over-quarter improvement in gross margin was primarily driven by purchasing cost reductions, improved mix, and operational efficiencies, that were partially offset by tariff related costs that were not reimbursed in the quarter. The consolidated adjusted gross margin was 34.6%, reflecting the exclusion of a $2.5 million expense related to purchase accounting adjustments recorded under ASC 805, "Business Combinations," in connection with the VOXX acquisition. "On a quarter-over-quarter basis, the core margin improvement of 240 basis points was a reflection of product mix tailwinds combined with successful implementation of the margin improvement initiatives the Gentex team has been focusing on for the last year. Sequentially, the Gentex core gross margin improved by 210 basis points, and was driven by many of the same factors that helped improve margins quarter-over-quarter. In an incredibly difficult operating environment, this quarter’s gross margin performance is a testament to the hard work and discipline the entire team at Gentex has put into this margin improvement effort,” said Downing.
Consolidated operating expenses during the second quarter of 2025 were $106.8 million, compared to operating expenses of $73.7 million in the second quarter of 2024, which did not include
VOXX. The increase was primarily due to the VOXX acquisition, which accounted for $23.9 million of the increase (excluding acquisition and severance costs). Additionally, the Company incurred $2.5 million in acquisition-related costs and $6.8 million in severance related expenses, neither of which were present in the second quarter of 2024.
Core Gentex operating expenses (excluding VOXX) were $80.7 million compared to $73.7 million during the second quarter of 2024. The increase in core Gentex operating expenses included $1.0 million in acquisition-related costs and $6.2 million attributable to Gentex-specific severance expenses. “Operating expenses have moderated substantially in 2025, which is in line with our expectations, strategy, and execution stemming from our cost reduction programs. During the second quarter, the Company incurred severance-related expenses of $6.8 million, of which $6.2 million were related to core Gentex operating expenses, and were driven by early retirement incentives offered to long-tenured employees. The Company also incurred approximately $2.5 million in transaction costs, of which $1 million was related to core Gentex operating expenses during the quarter,” said Downing. "Adjusting for those items, core Gentex operating expenses were down slightly on a quarter-over-quarter basis."
    Consolidated income from operations for the second quarter of 2025 was $118.5 million, compared to income from operations of $114.9 million for the second quarter of 2024, which did not include VOXX. Core Gentex income from operations (excluding VOXX) was $123.8 million, representing an 8% increase versus the second quarter of 2024. “When adjusting operating income for the one-time expenses incurred during the quarter, the second quarter core Gentex income from operations was $130.9 million, representing a 14.0% increase compared to the second quarter of 2024", said Downing.
Total other loss was $3.0 million during the second quarter of 2025, compared to $13.6 million in the second quarter of 2024. During the second quarter of 2025, this other loss included an impairment of $6.2 million related to one of the Company's equity method investments. In comparison, the second quarter of 2024 included a $16.6 million loss resulting from the fair value adjustment of its investment in VOXX.
During the second quarter of 2025, the Company had an effective tax rate of 17.2%, compared to an effective tax rate of 15.1% during the second quarter of 2024. The quarter-over-quarter change in the effective tax rate was primarily driven by lower tax benefits related to stock-based compensation compared to the second quarter of 2024, as well as a reduced benefit from the Foreign-Derived Intangible Income (FDII) deduction.
Consolidated net income attributable to Gentex for the second quarter of 2025 was $96.0 million, a 12% increase compared to net income of $86.0 million for the second quarter of 2024, which did not include VOXX. The improvement was primarily driven by higher income from operations, supported by gross margin expansion and slightly lower operating expenses. Consolidated adjusted net income attributable to Gentex of $105.8 million was up 23% on a quarter-over-quarter basis, when adjusted for acquisition-related expenses and severance costs.
Consolidated earnings per diluted share attributable to Gentex for the second quarter of 2025 were $0.43, up 16%, compared to earnings per diluted share of $0.37 for the second quarter of 2024, which did not include VOXX. Adjusted earnings per diluted share attributable to Gentex were $0.47, a 27% increase when adjusted for acquisition-related expenses and severance costs.

Revenue By Category
Gentex Automotive
    Gentex Automotive net sales were $566.5 million, in the second quarter of 2025, which were negatively affected by the Company’s lower than expected sales into the China market due to the impact of counter-tariffs, but were more than offset by increased advanced feature mirror sales.
Gentex Other
Net sales from Gentex’s Other product lines, which include dimmable aircraft windows, fire protection products, medical devices, and biometrics, were $12.5 million in the second quarter of 2025, compared to $13.6 million in the second quarter of 2024.
VOXX
VOXX net sales contributed $78.8 million during the second quarter of 2025. The Company continues to work through the post-acquisition transition, with a focus on aligning product strategies, optimizing customer relationships, and identifying operational synergies across both businesses.

Share Repurchases
During the second quarter of 2025, the Company repurchased 5.7 million shares of its common stock at an average price of $22.13 per share for a total of $126.2 million. Year-to-date, the Company has repurchased 8.8 million shares for a total of $202.2 million, at an average price of $22.97 per share. On July 16, 2025, the Company announced a new share repurchase authorization from the Board of Directors of an additional 40 million shares, representing more than 18% of the Company’s outstanding shares as of June 30, 2025. This new authorization is in addition to the Company’s existing repurchase authorization. With this new authorization, as of July 25, 2025, the Company now has approximately 40.6 million shares authorized for repurchase under the repurchase plan. The Company intends to continue to repurchase additional shares of its common stock in the future in support of the previously disclosed capital allocation strategy, but share repurchases will vary from time to time and will take into account macroeconomic issues, market trends, and other factors that the Company deems appropriate.
Future Estimates
The Company’s light vehicle production forecast for the third quarter of 2025 and the remainder of the calendar year is based on the mid-July 2025 S&P Global Mobility outlook for North America, Europe, Japan/Korea, and China. Global light vehicle production for the third quarter of 2025 is expected to be relatively flat versus the third quarter of 2024, while light vehicle production in our primary markets is expected to be down approximately 1% in the third quarter of 2025 versus the third quarter of 2024. Global light vehicle production for the fourth quarter of 2025 is expected to be down approximately 6% versus the fourth quarter of 2024, including China, as well as across Gentex’s primary markets of North America, Europe, and Japan/Korea. Full-year 2025 production in the Company's primary markets is expected to be down 3% year-over-year, a notable downgrade from earlier forecasts, and production in North America is projected to fall approximately 4% in 2025 compared to 2024. Third quarter 2025 and calendar years 2025 and 2026 forecasted vehicle production volumes from S&P Global Mobility are shown below:

Light Vehicle Production (per S&P Global Mobility mid-July light vehicle production forecast)
(in Millions)
Region	Q3 2025	Q3 2024	% Change	Calendar Year 2026	Calendar Year 2025	Calendar Year 2024	2026 vs 2025 % Change	2025 vs 2024 % Change
North America	3.78	3.77	—%	14.32	14.85	15.45	(4)%	(4)%
Europe	3.69	3.73	(1)%	16.80	16.74	17.17	—%	(3)%
Japan and Korea	2.92	2.90	1%	11.34	11.87	11.98	(4)%	(1)%
China	7.36	7.30	1%	31.24	31.23	30.09	—%	4%
Total Light Vehicle Production	17.75	17.70	—%	73.70	74.69	74.69	(1)%	—%

Based on the updated light vehicle production forecast, first-half 2025 results, reduced demand in the China market stemming from recently implemented counter-tariffs, and the expected incremental sales contribution from the VOXX acquisition, Gentex is revising its full-year 2025 guidance. The updated guidance reflects the anticipated impact of all known tariffs effective as of July 25, 2025.
2025 Annual Guidance (as of July 25, 2025)
•Consolidated Revenue: $2.44 – $2.61 billion (New consolidated guidance, previously: $2.15 – $2.32 billion)
◦Gentex primary markets: $2.10 – $2.20 billion
◦Gentex China market: $100 – $125 million
◦VOXX Revenue estimate: $240 – $280 million

•Gross Margin: 33% – 34% (New consolidated guidance)
◦Gentex (stand-alone): 34% – 34.5% (Previously 33% - 34%)
◦VOXX (stand-alone): 27% – 29%

•Operating Expenses (New consolidated guidance, excluding severance): $370 – $390 million
◦Gentex: $300 – $310 million (unchanged)
◦VOXX: $70 – $80 million

•Tax Rate: 16% – 17% (previously: 15% – 17%)

•Capital Expenditures: $100 – $125 million (unchanged)

•Depreciation & Amortization: $91 – $98 million (New consolidated guidance)
◦Gentex: $90 – $95 million
◦VOXX: $1 - $3 million

Given the current geopolitical environment, tariff landscape, and evolving customer sourcing strategies, the Company will continue to withhold revenue guidance for calendar year 2026 until we have the required visibility needed to support future guidance.
Closing Remarks
“The second quarter began with a flurry of activity that has not slowed down. We closed the VOXX acquisition on April 1st and then moved very quickly into a chaotic period of global trade uncertainty that lasted for the entire quarter and remains unresolved. It was, nevertheless, a very productive quarter, as we continued to make progress on our path to improved profitability. Our teams are performing at a very high level and our operational efficiency is improving significantly versus the same time last year. These improvements played a key role in driving strong revenue and profitability improvements, despite revenue reductions in the domestic China market and the lower than expected light vehicle production in our primary markets. Over the next several quarters, the Company will continue executing the margin improvement initiatives that are targeted to get the core margin profile in line with our long-term target of 35 - 36%. While we are working on those targets, we are also working with the VOXX team to ensure the combined organization is appropriately structured to support long-term profitability and shareholder value,” concluded Downing.
“On the product front, we continue to make significant strides in the development of large area devices and we remain very confident that the technology breakthroughs we have made in the last year will create significant opportunities for our dimmable visor, sunroof, side-window, and panoramic roof applications globally,” said CTO and COO, Neil Boehm. “Additionally, we continue to make progress on our launches of Driver Monitoring System ("DMS") platforms for four key customers as demand for safety and driver-assist technology continues to accelerate across global markets. We are increasingly confident in the strength of our technology roadmap and our team's ability to deliver the best scalable technology platforms that create value for our customers and end consumers,” concluded Boehm.
Safe Harbor for Forward-Looking Statements
    This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “hope,” “intend,” "likely", “may,” “opinion,” “optimistic,” “plan,” “poised,” “predict,” “project,” “should,” “strategy,” “target,” “will,” "work to," and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions, including the impact of inflation; changes in consumer and customer preferences for our products (such as cameras replacing mirrors and/or autonomous driving); our ability to be awarded new business; continued uncertainty in pricing negotiations with customers and suppliers; loss of business from increased competition; changes in strategic relationships; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules (including the impact of customer employee strikes); changes in product mix; raw material and other supply shortages; labor shortages, supply chain constraints and disruptions; our dependence on information systems; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration and/or ability to maximize the value of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; changes in tax laws; import and export duty and tariff rates in or with the countries with which we conduct business; negative impact of any governmental investigations and associated litigation, including securities litigation relating to the conduct of our business; and force majeure events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made.
The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC, which risks and uncertainties include tariffs that have affected, are affecting, and will continue to affect, general economic and industry conditions, customers, suppliers, and the regulatory environment in which the Company operates. Includes content supplied by S&P Global Mobility Light Vehicle Production Forecast of July 16, 2025 (http://www.gentex.com/forecast-disclaimer).
Second Quarter Conference Call
    A conference call related to this news release will be simulcast live on the Internet beginning at 9:30 a.m. ET today, July 25, 2025. Participants who wish to ask questions may register for the call at https://register-conf.media-server.com/register/BIf7f0798ab37d4c09a79f5e827fe371a6.
It is recommended that participants join 10 minutes prior to the event start, although they may register ahead of the call and dial in at any time during the call. Participants may listen to the call via audio streaming https://edge.media-server.com/mmc/p/93tvjya6/. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/events-and-presentations/upcoming-past-events.
About the Company
    Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a leading supplier of digital vision, connected car, dimmable glass, fire protection technologies, medical devices, and consumer electronics. Visit the Company’s web site at www.gentex.com.
Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
616.931.3505

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	% Change	2025	2024	% Change
North American Interior Mirrors	2,221	2,346	(5)%	4,470	4,608	(3)%
North American Exterior Mirrors	1,524	1,705	(11)%	2,895	3,326	(13)%
Total North American Mirror Units	3,746	4,051	(8)%	7,365	7,934	(7)%
International Interior Mirrors	5,313	5,189	2%	10,453	10,744	(3)%
International Exterior Mirrors	2,517	2,944	(15)%	5,300	5,978	(11)%
Total International Mirror Units	7,830	8,133	(4)%	15,753	16,721	(6)%
Total Interior Mirrors	7,534	7,535	—%	14,923	15,352	(3)%
Total Exterior Mirrors	4,041	4,649	(13)%	8,194	9,304	(12)%
Total Auto-Dimming Mirror Units	11,575	12,184	(5)%	23,118	24,655	(6)%

Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1

			GENTEX CORPORATION AND SUBSIDIARIES
			CONDENSED CONSOLIDATED STATEMENTS OF INCOME
			(Unaudited)
			Three Months Ended June 30, 2025 and 2024
	Supplemental Information		Consolidated
	Gentex	VOXX	2025	2024
Net Sales	$579,024,658	$78,833,552	$657,858,210	$572,925,778

Cost of Goods Sold	374,545,311	58,021,996	432,567,307	384,362,469
Gross Profit	204,479,347	20,811,556	225,290,903	188,563,309

Engineering, Research & Development	45,444,027	6,027,250	51,471,277	44,003,994
Selling, General & Administrative	29,077,498	19,437,857	48,515,355	29,675,293
Severance Expense	6,196,902	587,234	6,784,136	—
Operating Expenses	80,718,427	26,052,341	106,770,768	73,679,287

Income (Loss) from Operations	123,760,920	(5,240,785)	118,520,135	114,884,022

Other (Loss)/Income	(3,141,223)	91,227	(3,049,996)	(13,553,043)
Income (Loss) before Income Taxes	120,619,697	(5,149,558)	115,470,139	101,330,979

Income Tax Provision (Benefit)	20,537,066	(717,377)	19,819,689	15,290,541

Net Income (Loss)	100,082,631	(4,432,181)	$95,650,450	$86,040,438
Less: Net loss attributable to non-controlling interest	—	(389,134)	(389,134)	—
Net Income (Loss) Attributable to Gentex Corporation	$100,082,631	$(4,043,047)	$96,039,584	$86,040,438

Earnings Per Share Attributable to Gentex Corporation(1)
Basic	$0.45	$(0.02)	$0.43	$0.37
Diluted	$0.45	$(0.02)	$0.43	$0.37

Cash Dividends Declared per Share			$0.120	$0.120

(1) Earnings Per Share has been adjusted to exclude the portion of net income allocated to participating securities as a result of share-based payment awards.

Exhibit 99.1

			GENTEX CORPORATION AND SUBSIDIARIES
			CONDENSED CONSOLIDATED STATEMENTS OF INCOME
			(Unaudited)
			Six Months Ended June 30, 2025 and 2024
	Supplemental Information
	Gentex	VOXX	2025	2024
Net Sales	$1,155,797,748	$78,833,552	$1,234,631,300	$1,163,150,989

Cost of Goods Sold	759,584,814	58,021,996	817,606,810	772,350,073
Gross Profit	396,212,934	20,811,556	417,024,490	390,800,916

Engineering, Research & Development	91,368,391	6,027,250	97,395,641	86,185,980
Selling, General & Administrative	59,010,503	19,437,857	78,448,360	60,384,602
Severance Expense	9,086,014	587,234	9,673,248	—
Operating Expenses	159,464,908	26,052,341	185,517,249	146,570,582

Income (Loss) from Operations	236,748,026	(5,240,785)	231,507,241	244,230,334

Other (Loss)/Income	(2,500,747)	91,227	(2,409,520)	(15,251,428)
Income before Income Taxes	234,247,279	(5,149,558)	229,097,721	228,978,906

Provision for Income Taxes	39,290,603	(717,377)	38,573,226	34,707,753

Net Income (Loss)	194,956,676	(4,432,181)	$190,524,495	$194,271,153
Less: Net loss attributable to non-controlling interest	—	(389,134)	(389,134)	—
Net Income (Loss) Attributable to Gentex Corporation	$194,956,676	$(4,043,047)	$190,913,629	$194,271,153

Earnings Per Share Attributable to Gentex Corporation(1)
Basic	$0.86	$(0.02)	$0.85	$0.84
Diluted	$0.86	$(0.02)	$0.85	$0.84

Cash Dividends Declared per Share			$0.240	$0.240

(1) Earnings Per Share has been adjusted to exclude the portion of net income allocated to participating securities as a result of share-based payment awards.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2025	December 31, 2024
	(Unaudited)	(Note)
ASSETS
Cash and Cash Equivalents	$119,774,840	$233,318,766
Short-Term Investments	21,303,330	22,304,829
Accounts Receivable, net	372,961,789	295,344,353
Inventories	475,719,663	436,497,445
Other Current Assets	72,217,004	49,862,777
Total Current Assets	1,061,976,626	1,037,328,170

Plant and Equipment - Net	783,863,952	728,481,467

Goodwill	340,668,927	340,668,927
Long-Term Investments	267,045,895	339,604,044
Intangible Assets, net	186,550,142	195,157,160
Patents and Other Assets, net	173,711,794	119,581,207
Total Other Assets	967,976,758	995,011,338

Total Assets	$2,813,817,336	$2,760,820,975

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$336,933,865	$252,692,676
Other Non-current Liabilities	43,755,486	36,028,644
Redeemable Non-controlling Interest	2,490,261	—
Shareholders' Investment	2,430,637,724	2,472,099,655
Total Liabilities & Shareholders' Investment	$2,813,817,336	$2,760,820,975

Note: The condensed consolidated balance sheet at December 31, 2024 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

In this press release, the Company has provided information regarding certain non-GAAP financial measures, which are reconciled to their closest GAAP financial measure in the following schedules. Use of the term "adjusted" or "excluding" in connection with a financial measure identifies and reflects a non-GAAP financial measure.

Non-GAAP Financial Measures: The Company has presented Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Expenses, and Adjusted Operating Income (Loss) as supplemental measures of the Company's performance. Current quarter Adjusted Gross Profit, Adjusted Operating Expenses, and Adjusted Operating Income (Loss) exclude certain purchase price adjustments pursuant to ASC 805, acquisition related costs, and severance costs set forth in the table below. Current quarter Adjusted Gross Margin is defined as Adjusted Gross Profit divided by Net Sales.

			(Unaudited)
			Three Months Ended June 30,
	Gentex	VOXX	Consolidated 2025	Consolidated 2024

Gross Profit - GAAP	$204,479,347	$20,811,556	$225,290,903	$188,563,309
Inventory purchase price step-up adjustments pursuance to ASC 805	—	2,498,442	2,498,442	—
Adjusted Gross Profit - (Non-GAAP)	$204,479,347	$23,309,998	$227,789,345	$188,563,309

Gross Margin - GAAP	35.3%	26.4%	34.2%	32.9%
Adjusted Gross Margin - (Non-GAAP)	35.3%	29.6%	34.6%	32.9%

Operating Expenses - GAAP	80,718,427	26,052,341	106,770,768	73,679,287
Less:
Acquisition Related Costs	957,207	1,515,844	2,473,051	—
Severance Costs	6,196,902	587,234	6,784,136	—
Adjusted Operating Expenses - (Non-GAAP)	$73,564,318	$23,949,263	$97,513,581	$73,679,287

Income (Loss) from Operations - GAAP	123,760,920	(5,240,785)	$118,520,135	$114,884,022
Inventory purchase price step-up adjustments pursuance to ASC 805	—	2,498,442	2,498,442	—
Acquisition Related Costs	957,207	1,515,844	2,473,051	—
Severance Costs	6,196,902	587,234	6,784,136	—
Adjusted Income (Loss) from Operations - (Non-GAAP)	$130,915,029	$(639,265)	$130,275,764	$114,884,022

Adjusted Net Income and Adjusted Earnings per Diluted Share: Adjusted Net Income and Adjusted Earnings per Diluted Share are presented as supplemental measures of the Company's performance. Adjusted Net Income is defined as Net Income (Loss) adjusted for purchase price adjustments pursuant to ASC 805, acquisition related costs, and severance costs during the second quarter of 2025. Adjusted Earnings per Diluted Share is defined as Adjusted Net Income (Loss) divided by weighted average diluted shares outstanding.

Exhibit 99.1

			(Unaudited)
			Three Months Ended June 30,
	Gentex	VOXX	Consolidated 2025	Consolidated 2024

Net Income (Loss) Attributable to Gentex Corporation - GAAP	$100,082,631	$(4,043,047)	$96,039,584	$86,040,438
Inventory purchase price step-up adjustments pursuance to ASC 805, net of tax	—	2,068,710	2,068,710	—
Acquisition Related Costs, net of tax	792,567	1,255,119	2,047,686	—
Severance Costs, net of tax	5,131,035	486,230	5,617,265	—
Net Income (Loss) Attributable to Gentex Corporation - (Non-GAAP)	$106,006,233	$(232,988)	$105,773,245	$86,040,438

Adjusted Basic Earnings Per Share:
Basic	$0.48	$—	$0.47	$0.37
Diluted	$0.48	$—	$0.47	$0.37

The Company believes that the presentation of these non-GAAP financial measures provides insight into the Company's core performance and trends with respect to the same. Management of the Company similarly uses such non-GAAP financial measures in assessing the business internally.